EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES MAY CASH DISTRIBUTION

Dallas, Texas, May 19, 2014 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.263851 per unit, payable on June 13, 2014, to unitholders of record on May 30, 2014. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in March.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month Distribution	1,471,000	47,000	$5.38
Prior Month Distribution	1,303,000	47,000	$5.51

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $2,000,000 and overhead of $936,000 in determining the royalty payment to the Trust for the current month.

Arbitration Proceedings – XTO Energy

On April 21, 2014 the final ruling in the Trust’s arbitration proceeding against XTO Energy, Inc. was issued. The current month distribution includes $4,386,396 which was deducted from Trust proceeds in September and October 2012 and $1,985,438 which represents attorney fees, arbitration expenses and interest. The amounts above represent all of the required reimbursements per the arbitration ruling. For more information on the arbitration ruling, please see detailed discussion in the first quarter Form 10-Q filed on May 9, 2014.

Arbitration and Litigation Proceedings – Sandra Goebel

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association (“AAA”). The claimant, Sandra Goebel, is a unitholder in the trust and alleged that XTO Energy breached the conveyances by misappropriating funds from the trust by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing Company, Inc. (“Timberland”). Goebel alleged that these contracts did not currently reflect “market rate” terms, and that XTO had a duty to renegotiate the contracts to obtain more favorable terms. The claimant further alleged that Bank of America, N.A. breached its fiduciary duty by acquiescing to and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleged aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The claimant sought from the respondents damages of an estimated $59.6 million for alleged royalty underpayments, exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and pre-judgment and post-judgment interest. Goebel purported to sue on behalf of and for the benefit of the Hugoton Royalty Trust. The trustee filed a response to the arbitration demand denying any liability arising out of the claimant’s allegations and objecting to the arbitrability of Goebel’s claims against the trustee. The arbitration panel ruled that Goebel’s claims are not arbitrable and dismissed the claims in their entirety without prejudice. Goebel has refiled the matter as a lawsuit styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering and Processing Company, Inc. and Bank of America, N.A. in the Dallas County District Court. The allegations are the same as those contained in the previous arbitration demand. The Defendants have filed a joint motion to stay the Goebel case in favor of the first filed Lamb case discussed below. A hearing on the joint motion to stay and other pending motions was held on May 12, 2014. XTO Energy has informed the trustee that it believes that XTO Energy has strong defenses to this lawsuit and intends to vigorously defend its position. The trustee also believes it has strong defenses to the lawsuit and will vigorously defend its position. The terms of the trust indenture provide that Bank of America, N.A. and/or the trustee shall be indemnified by the trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final non-appealable judgment of a court of competent jurisdiction.

Litigation Proceedings - Harold Lamb

On September 12, 2012, a lawsuit was filed against Bank of America as trustee and XTO Energy styled Harold Lamb v. Bank of America and XTO Energy Inc., in the U.S. District Court — Western District of Oklahoma. The plaintiff, Harold Lamb, is a unitholder in the trust and alleges that XTO Energy failed to properly pay and account to the trust under the terms of the net overriding royalty conveyances on certain Kansas and Oklahoma properties and that Bank of America, N.A., as trustee, failed to properly oversee such payment and accounting by XTO Energy. Additionally, the plaintiff alleged that Bank of America, N.A. and XTO Energy breached a fiduciary duty to the trust based on the allegations found in the Fankhouser class action discussed above. The plaintiffs sought unspecified amounts for actual/compensatory damages, punitive damages, disgorgement and injunctive relief. Subsequently, the plaintiff dismissed Bank of America, N.A. from the lawsuit. The court granted XTO Energy’s motion to transfer venue and transferred the case to the U.S. District Court for the Northern District of Texas. The Court granted XTO’s motion to dismiss and dismissed the case citing the plaintiff’s failure to make a sufficient pre-suit demand on the trustee. Subsequent to the dismissal, attorneys for Mr. Lamb sent a letter to the trustee demanding that the trustee initiate proceedings against XTO Energy. The trustee declined to do so, and on December 31, 2013, the plaintiff filed a new lawsuit against Bank of America as trustee (as nominal defendant) and XTO Energy styled Harold Lamb v. XTO Energy Inc. and Bank of America in the U.S. District Court for the Northern District of Texas. XTO Energy and Bank of America, N.A. have appeared in the lawsuit and are currently seeking dismissal of all claims. XTO Energy has informed the trustee that it believes that XTO Energy has strong defenses to this lawsuit and intends to vigorously defend its position. The trustee will vigorously defend any claims that may be asserted against the trustee. Sandra Goebel, another unitholder of the trust, has filed a motion to intervene in Lamb’s lawsuit and to stay the action in favor of her lawsuit pending in the Dallas County District Court (see discussion above) or, in the alternative, for the court to appoint her attorneys lead counsel in Lamb’s lawsuit. XTO Energy and Bank of America, N.A. have opposed the motion with respect to Goebel’s request to stay, while Lamb has opposed the motion with respect to Goebel’s requests to intervene, to stay, and to be appointed lead counsel. The terms of the trust indenture provide that Bank of America, N.A. and/or the trustee shall be indemnified by the trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final non-appealable judgment of a court of competent jurisdiction.

Reserves

As previously disclosed, the trustee reserved an additional $1.6 million from trust distributions, beginning with the September 2013 distribution in connection with the Goebel lawsuit. The trustee also anticipated that the trust would incur additional legal and other expenses in connection with the Lamb lawsuit. As a result, the trustee reserved an additional $1.6 million from trust distributions, taken over a period of four months, beginning with the January 2014 distribution. As the above lawsuits progress, the trustee may need to revise these reserves.

Trustee Resignation

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the Trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

Timberland Processing

Timberland Gathering & Processing Company, Inc. has notified XTO Energy that it has permanently shut down the processing portion of its facilities as of May 1, 2014 due to reliability issues. Timberland believes that investments and repairs are not economically feasible; however Timberland will continue to gather and compress gas from the Hugoton area. XTO Energy has informed the trustee that it is re-evaluating its gas sales agreements with Timberland as a result of this forthcoming change. Gas is being processed by DCP Midstream, LP under a long-term contract recently executed. For additional information regarding Hugoton area processing and sales agreements please see information disclosed in Part I, Item 2 of the trust’s Annual Report on Form 10-K for the year ended December 31, 2013.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083